Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Annual Report on Form 20-F of First Phosphate Corp. (the “Company”) of our report dated June 27, 2024 relating to the statements of financial position of the Company as of February 29, 2024 and February 28, 2023, and the related statements of loss and comprehensive loss, shareholders’ equity (deficiency), and cash flows for the years ended February 29, 2024, and February 28, 2023 and 2022, and the related notes.

We also consent to the reference to us under the caption “Statements and Other Financial Information” in such Annual Report.

/s/ DAVIDSON & COMPANY LLP

Vancouver, Canada	Chartered Professional Accountants

July 8, 2024